Exhibit 99.2

GUGGENHEIM SECURITIES, LLC 330 MADISON AVENUE NEW YORK, NEW YORK 10017 GUGGENHEIMPARTNERS.COM

September 24, 2021

The Board of Directors

Queen’s Gambit Growth Capital

55 Hudson Yards, 44th Floor

New York, NY 10011

Re:	Consent for Fairness Opinion Disclosure

Members of the Board:

Guggenheim Securities, LLC (“Guggenheim Securities”) hereby consents to (i) the inclusion of our opinion letter dated July 28, 2021 (the “Opinion”) to the Board of Directors of Queen’s Gambit Growth Capital (“GMBT”) as Annex E to the proxy statement/prospectus that is being filed on or promptly after the date hereof with the Securities and Exchange Commission in connection with the proposed business combination transaction involving Pivotal Holdings Corp., Swvl Inc., GMBT, Pivotal Merger Sub Company I and Pivotal Merger Sub Company II Limited, which proxy statement/prospectus forms a part of the Registration Statement on Form F-4 of Pivotal Holdings Corp that is being filed on or promptly after the date hereof with the Securities and Exchange Commission, (ii) the references therein to Guggenheim Securities and (iii) the inclusion therein of (a) the summaries of and excerpts from the Opinion, (b) the description of certain financial analyses underlying the Opinion and (c) certain terms of our engagement by GMBT.

By giving such consent, Guggenheim Securities does not thereby admit that we are experts with respect to any part of such proxy statement/prospectus within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

GUGGENHEIM SECURITIES, LLC

By:	/s/ John Welsh
John Welsh
Senior Managing Director